As filed with the Securities and Exchange Commission on October 20, 2026
1933 Act Registration File No. 333-62298
1940 Act File No. 811-10401

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[X]
Pre-Effective Amendment No.		[ ]
Post-Effective Amendment No.	905	[X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940		[X]
Amendment No.	907	[X]

TRUST FOR PROFESSIONAL MANAGERS
(Exact Name of Registrant as Specified in Charter)

615 East Michigan Street
Milwaukee, Wisconsin 53202
(Address of Principal Executive Offices) (Zip Code)
(Registrant’s Telephone Number, including Area Code) (513) 520-5925

Jay S. Fitton, Secretary
Trust for Professional Managers
c/o U.S. Bank Global Fund Services
615 East Michigan Street
Milwaukee, Wisconsin 53202
(Name and Address of Agent for Service)

Copies to:
Christopher M. Cahlamer, Esq.
Godfrey & Kahn S.C.
833 East Michigan Street, Suite 1800
Milwaukee, Wisconsin 53202
(414) 273-3500

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note: This Post-Effective Amendment No. 905 to the Registration Statement on Form N-1A (File No. 333-62298) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing the Consent of Predecessor Independent Registered Public Accounting Firm (exhibit (j)(2) to Item 28 of this Registration Statement). Accordingly, this Post-Effective Amendment No. 905 does not change the form of any prospectus or statement of additional information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment 905 shall become effective upon filing with the SEC.

TRUST FOR PROFESSIONAL MANAGERS
PART C

ROCKEFELLER FUNDS

OTHER INFORMATION

Item 28.    Exhibits.

(a)		Declaration of Trust.
(i)
Amended and Restated Certificate of Trust was previously filed with Registrant’s Post-Effective Amendment No. 84 to its Registration Statement on Form N-1A with the SEC on April 18, 2008, and is incorporated by reference.

(ii)
Amended and Restated Declaration of Trust was previously filed with Registrant’s Post-Effective Amendment No. 744 to its Registration Statement on Form N-1A with the SEC on September 25, 2020, and is incorporated by reference.

(b)
Amended and Restated By-Laws were previously filed with Registrant’s Post-Effective Amendment No. 820 to its Registration Statement on Form N-1A with the SEC on January 26, 2023, and is incorporated by reference.

(c)		Instruments Defining Rights of Security Holders are incorporated by reference to the Declaration of Trust and Bylaws.
(d)	(i)
Investment Advisory Agreement was previously filed with Registrant’s Post-Effective Amendment No. 645 to its Registration Statement on Form N-1A with the SEC on March 27, 2018, and is incorporated by reference.

(ii)
First Amendment to Investment Advisory Agreement was previously filed with Registrant’s Post-Effective Amendment No. 779 to its Registration Statement on Form N-1A with the SEC on July 20, 2021, and is incorporated by reference.

(iii)
Second Amendment to the Investment Advisory Agreement was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated herein by reference.

(e)	(i)
Distribution Agreement was previously filed with Registrant’s Post-Effective Amendment No. 420 to its Registration Statement on Form N-1A with the SEC on December 20, 2013, and is incorporated by reference.

(ii)
Form of Novation Agreement was previously filed with Registrant’s Post-Effective Amendment No. 725 to its Registration Statement on Form N-1A with the SEC on March 27, 2020, and is incorporated by reference.

(iii)
First Amendment to Distribution Agreement was previously filed with Registrant’s Post-Effective Amendment No. 779 to its Registration Statement on Form N-1A with the SEC on July 20, 2021, and is incorporated by reference.

	(iv)	Novation Agreement was previously filed with Registrant’s Post-Effective Amendment No. 799 on Form N-1A with the SEC on March 24, 2022, and is incorporated by reference.
(v)
First Amendment to Distribution Agreement was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated herein by reference.

(vi)
Second Amendment to Distribution Agreement was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated herein by reference.

(f)		Bonus or Profit Sharing Contracts - Not Applicable.
(g)	(i)
Custody Agreement was previously filed with Registrant’s Post-Effective Amendment No. 420 to its Registration Statement on Form N-1A with the SEC on December 20, 2013, and is incorporated by reference.

(ii)
First Amendment to Custody Agreement was previously filed with Registrant’s Post-Effective Amendment No. 779 to its Registration Statement on Form N-1A with the SEC on July 20, 2021, and is incorporated by reference.

(iii)
Second Amendment to Custody Agreement was previously filed with Registrant’s Post-Effective Amendment No. 827 to its Registration Statement on Form N-1A with the SEC on March 28, 2023, and is incorporated by reference.

(iv)
Third Amendment to the Custody Agreement was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated herein by reference.

(h)			Other Material Contracts.
	(1)	(i)
Fund Administration Servicing Agreement was previously filed with Registrant’s Post-Effective Amendment No. 420 to its Registration Statement on Form N-1A with the SEC on December 20, 2013, and is incorporated by reference.

(ii)
Amendment to Fund Administration Servicing Agreement was previously filed with Registrant’s Post-Effective Amendment No. 645 to its Registration Statement on Form N-1A with the SEC on March 27, 2018, and is incorporated by reference.

(iii)
Second Amendment to the Fund Administration Agreement was previously filed with Registrant’s Post-Effective Amendment No. 779 to its Registration Statement on Form N-1A with the SEC on July 20, 2021, and is incorporated by reference.

(iv)
Third Amendment to the Fund Administration Agreement was previously filed with Registrant’s Post-Effective Amendment No. 827 to its Registration Statement on Form N-1A with the SEC on March 28, 2023, and is incorporated by reference.

(v)
Fourth Amendment to the Fund Administration Servicing Agreement was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated herein by reference.

	(2)	(i)
Transfer Agent Servicing Agreement was previously filed with Registrant’s Post-Effective Amendment No. 420 to its Registration Statement on Form N-1A with the SEC on December 20, 2013, and is incorporated by reference.

(ii)
First Amendment to the Transfer Agent Servicing Agreement was previously filed with Registrant’s Post-Effective Amendment No. 779 to its Registration Statement on Form N-1A with the SEC on July 20, 2021, and is incorporated by reference.

(iii)
Second Amendment to the Transfer Agent Servicing Agreement was previously filed with Registrant’s Post-Effective Amendment No. 827 to its Registration Statement on Form N-1A with the SEC on March 28, 2023, and is incorporated by reference.

(iv)
Third Amendment to the Transfer Agent Servicing Agreement was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated herein by reference.

	(3)	(i)
Fund Accounting Servicing Agreement was previously filed with Registrant’s Post-Effective Amendment No. 420 to its Registration Statement on Form N-1A with the SEC on December 20, 2013, and is incorporated by reference.

(ii)
First Amendment to the Fund Accounting Servicing Agreement was previously filed with Registrant’s Post-Effective Amendment No. 779 to its Registration Statement on Form N-1A with the SEC on July 20, 2021, and is incorporated by reference.

(iii)
Second Amendment to the Fund Accounting Servicing Agreement was previously filed with Registrant’s Post-Effective Amendment No. 827 to its Registration Statement on Form N-1A with the SEC on March 28, 2023, and is incorporated by reference.

(iv)
Third Amendment to the Fund Accounting Servicing Agreement was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated herein by reference.

	(4)		Power of Attorney was previously filed with Registrant’s Post-Effective Amendment No. 892 to its Registration Statement on Form N-1A with the SEC on January 27, 2026, and is incorporated by reference.
	(5)	(i)
Operating Expense Limitation Agreement was previously filed with Registrant’s Post-Effective Amendment No. 645 to its Registration Statement on Form N-1A with the SEC on March 27, 2018, and is incorporated by reference.

(ii)
First Amendment to the Operating Expense Limitation Agreement was previously filed with Registrant’s Post-Effective Amendment No. 779 to its Registration Statement on Form N-1A with the SEC on July 20, 2021, and is incorporated by reference.

(iii)
Second Amendment to the Operating Expense Limitation Agreement was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated herein by reference.

(i)			Legal Opinions.

(1)
Opinion and Consent of Counsel (Rockefeller Climate Solutions Fund) was previously filed with Registrant’s Post-Effective Amendment No. 779 to its Registration Statement on Form N-1A with the SEC on July 20, 2021, and is incorporated by reference.

(2)
Opinion and Consent of Counsel (Rockefeller US Small Cap Core Fund) was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated by reference.

	(3)	Consent of Counsel was previously filed with Registrant’s Post-Effective Amendment No. 895 to its Registration Statement on Form N-1A with the SEC on March 27, 2026, and is incorporated by reference.
(j)		Other Opinions.
(1)
Consent of Independent Registered Public Accounting Firm was previously filed with Registrant’s Post-Effective Amendment No. 895 to its Registration Statement on Form N-1A with the SEC on March 27, 2026, and is incorporated by reference.

	(2)	Consent of Predecessor Independent Registered Public Accounting Firm — Filed Herewith.
(k)		Omitted Financial Statements - Not Applicable.
(l)
Agreement Relating to Initial Capital was previously filed with Registrant’s Post-Effective Amendment No. 2 to its Registration Statement on Form N-1A with the SEC on December 19, 2003, and is incorporated by reference.

(m)	(1)
Rule 12b-1 Plan was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated herein by reference is incorporated herein by reference.

(2)
Amended and Restated Shareholder Servicing Plan was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated herein by reference.

(n)
Amended and Restated Rule 18f-3 Plan Multiple Class Plan was previously filed with Registrant’s Post-Effective Amendment No. 839 to its Registration Statement on Form N-1A with the SEC on July 27, 2023, and is incorporated herein by reference.

(o)		Reserved.
(p)		Code of Ethics.
(1)
Code of Ethics for Registrant was previously filed with Registrant’s Post-Effective Amendment No. 801 to its Registration Statement on Form N-1A with the SEC on April 20, 2022, and is incorporated by reference.

(2)
Code of Ethics for the Adviser was previously filed with Registrant’s Post-Effective Amendment No. 895 to its Registration Statement on Form N-1A with the SEC on March 27, 2026, and is incorporated by reference.

	(3)	Code of Ethics for Principal Underwriter — Not Applicable per Rule 17j-1(c)(3).

Item 29.    Persons Controlled by or Under Common Control with Registrant

No person is directly or indirectly controlled by or under common control with the Registrant.

Item 30.    Indemnification

Reference is made to Article X of the Registrant’s Declaration of Trust.

Pursuant to Rule 484 under the Securities Act of 1933, as amended, the Registrant furnishes the following undertaking: “Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.”

Item 31.    Business and Other Connections of Investment Adviser

Rockefeller & Co. LLC (the “Adviser”) serves as the investment adviser for the Rockefeller Climate Solutions Fund and the Rockefeller US Small Cap Core Fund (the “Funds”). The principal business address of the Adviser is 45 Rockefeller Plaza, Fifth Floor, New York, New York 10111. With respect to the Adviser, the response to this Item is incorporated by reference to the Adviser’s Uniform Application for Investment Adviser Registration (Form ADV) currently on file with the Securities and Exchange Commission (“SEC”). The Adviser’s Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov.

Item 32. Principal Underwriter

(a)    Quasar Distributors, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.Abacus FCF ETF Trust
2.Advisor Managed Portfolios
3.Antares Private Credit Fund
4.Capital Advisors Growth Fund, Series of Advisors Series Trust
5.Chase Growth Fund, Series of Advisors Series Trust
6.Davidson Multi-Cap Equity Fund, Series of Advisors Series Trust
7.Edgar Lomax Value Fund, Series of Advisors Series Trust
8.Huber Large Cap Value Fund, Series of Advisors Series Trust
9.Huber Mid Cap Value Fund, Series of Advisors Series Trust
10.Huber Select Large Cap Value Fund, Series of Advisors Series Trust
11.Huber Small Cap Value Fund, Series of Advisors Series Trust
12.Logan Capital Broad Innovative Growth ETF, Series of Advisors Series Trust
13.Medalist Partners MBS Total Return Fund, Series of Advisors Series Trust
14.Medalist Partners Short Duration Fund, Series of Advisors Series Trust
15.O'Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust
16.PIA BBB Bond Fund, Series of Advisors Series Trust
17.PIA High Yield (MACS) Fund, Series of Advisors Series Trust
18.PIA High Yield Fund, Series of Advisors Series Trust
19.PIA MBS Bond Fund, Series of Advisors Series Trust
20.PIA Short-Term Securities Fund, Series of Advisors Series Trust
21.Poplar Forest Cornerstone Fund, Series of Advisors Series Trust
22.Poplar Forest Partners Fund, Series of Advisors Series Trust
23.Pzena Emerging Markets Value Fund, Series of Advisors Series Trust
24.Pzena International Small Cap Value Fund, Series of Advisors Series Trust
25.Pzena International Value ETF, Series of Advisors Series Trust
26.Pzena International Value Fund, Series of Advisors Series Trust
27.Pzena Mid Cap Value Fund, Series of Advisors Series Trust
28.Pzena Small Cap Value Fund, Series of Advisors Series Trust
29.Pzena U.S. Large Cap Value ETF, Series of Advisors Series Trust
30.Vox Populi ETF, Series of Advisors Series Trust
31.Scharf ETF, Series of Advisors Series Trust
32.Scharf Global Opportunity ETF, Series of Advisors Series Trust
33.Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust
34.Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust
35.Shenkman Capital Short Duration High Income Fund, Series of Advisors Series Trust
36.The Aegis Funds
37.Allied Asset Advisors Funds
38.Angel Oak Funds Trust

39.Angel Oak Strategic Credit Fund
40.Brookfield Infrastructure Income Fund Inc.
41.Brookfield Investment Funds
42.Buffalo Funds
43.RJ Eagle GCM Dividend Select Income ETF, Series of Carillon Series Trust
44.RJ Eagle Municipal Income ETF, Series of Carillon Series Trust
45.RJ Eagle Vertical Income ETF, Series of Carillon Series Trust
46.DoubleLine Funds Trust
47.AAM Brentview Dividend Growth ETF, Series of ETF Series Solutions
48.AAM Crescent CLO ETF, Series of ETF Series Solutions
49.AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series Solutions
50.AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions
51.AAM Sawgrass U.S. Large Cap Quality Growth ETF, Series of ETF Series Solutions
52.AAM Sawgrass U.S. Small Cap Quality Growth ETF, Series of ETF Series Solutions
53.AAM SLC Low Duration Income ETF, Series of ETF Series Solutions
54.AAM Todd International Intrinsic Value ETF, Series of ETF Series Solutions
55.AAM Transformers ETF, Series of ETF Series Solutions
56.Acquirers Small and Micro Deep Value ETF, Series of ETF Series Solutions
57.Aptus April Buffer, Series of ETF Series Solutions
58.Aptus April Deep Buffer ETF, Series of ETF Series Solutions
59.Aptus Collared Investment Opportunity ETF, Series of ETF Series Solutions
60.Aptus Deferred Income ETF, Series of ETF Series Solutions
61.Aptus Defined Risk ETF, Series of ETF Series Solutions
62.Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions
63.Aptus Enhanced Yield ETF, Series of ETF Series Solutions
64.Aptus International Enhanced Yield ETF, Series of ETF Series Solutions
65.Aptus January Buffer ETF, Series of ETF Series Solutions
66.Aptus January Deep Buffer ETF, Series of ETF Series Solutions
67.Aptus July Buffer ETF, Series of ETF Series Solutions
68.Aptus July Deep Buffer ETF, Series of ETF Series Solutions
69.Aptus Laddered Buffer ETF, Series of ETF Series Solutions
70.Aptus Laddered Deep Buffer ETF, Series of ETF Series Solutions
71.Aptus Large Cap Enhanced Yield ETF, Series of ETF Series Solutions
72.Aptus Large Cap Upside ETF, Series of ETF Series Solutions
73.Aptus October Buffer ETF, Series of ETF Series Solutions
74.Aptus October Deep Buffer ETF, Series of ETF Series Solutions
75.Bahl & Gaynor Dividend ETF, Series of ETF Series Solutions
76.Bahl & Gaynor Income Growth ETF, Series of ETF Series Solutions
77.Bahl & Gaynor Small Cap Dividend ETF, Series of ETF Series Solutions
78.Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series Solutions
79.BTD Capital Fund, Series of ETF Series Solutions
80.Carbon Strategy ETF, Series of ETF Series Solutions
81.ClearShares OCIO ETF, Series of ETF Series Solutions
82.ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions
83.ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions
84.Colterpoint Net Lease Real Estate ETF, Series of ETF Series Solutions
85.ETFB Green SRI REITs ETF, Series of ETF Series Solutions
86.Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions
87.Hoya Capital Housing ETF, Series of ETF Series Solutions
88.LHA Market State Tactical Beta ETF, Series of ETF Series Solutions
89.LHA Market State Tactical Q ETF, Series of ETF Series Solutions
90.LHA Risk-Managed Income ETF, Series of ETF Series Solutions
91.McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions
92.Opus Small Cap Value ETF, Series of ETF Series Solutions

93.The Acquirers Fund, Series of ETF Series Solutions
94.The Brinsmere Fund - Conservative ETF, Series of ETF Series Solutions
95.The Brinsmere Fund - Growth ETF, Series of ETF Series Solutions
96.U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions
97.U.S. Global JETS ETF, Series of ETF Series Solutions
98.U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions
99.U.S. Global Technology and Aerospace & Defense ETF, Series of ETF Series Solutions
100.US Vegan Climate ETF, Series of ETF Series Solutions
101.First American Funds Trust
102.First Eagle ETF Trust
103.FundX Investment Trust
104.The Glenmede Fund, Inc.
105.The GoodHaven Funds Trust
106.Harding, Loevner Funds, Inc.
107.Hennessy Funds Trust
108.Horizon Funds
109.Hotchkis & Wiley Funds
110.Intrepid Capital Management Funds Trust
111.Jacob Funds Inc.
112.The Jensen Quality Growth Fund Inc.
113.Kirr, Marbach Partners Funds, Inc.
114.LibreMax Asset-Backed Income Fund
115.Core Alternative ETF, Series of Listed Funds Trust
116.Optimized Equity Income ETF, Series of Listed Funds Trust
117.Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust
118.Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust
119.LKCM Funds
120.LoCorr Investment Trust
121.MainGate Trust
122.ATAC Rotation Fund, Series of Managed Portfolio Series
123.Cove Street Capital Small Cap Value Fund, Series of Managed Portfolio Series
124.Kensington Active Advantage Fund, Series of Managed Portfolio Series
125.Kensington Defender Fund, Series of Managed Portfolio Series
126.Kensington Dynamic Allocation Fund, Series of Managed Portfolio Series
127.Kensington Hedged Premium Income ETF, Series of Managed Portfolio Series
128.Kensington Managed Income Fund, Series of Managed Portfolio Series
129.LK Balanced Fund, Series of Managed Portfolio Series
130.Leuthold Core ETF, Series of Managed Portfolio Series
131.Leuthold Core Investment Fund, Series of Managed Portfolio Series
132.Leuthold Global Fund, Series of Managed Portfolio Series
133.Leuthold Grizzly Short Fund, Series of Managed Portfolio Series
134.Leuthold Select Industries ETF, Series of Managed Portfolio Series
135.Muhlenkamp Fund, Series of Managed Portfolio Series
136.Nuance Concentrated Value Fund, Series of Managed Portfolio Series
137.Nuance Mid Cap Value Fund, Series of Managed Portfolio Series
138.Port Street Quality Growth Fund, Series of Managed Portfolio Series
139.Reinhart Genesis PMV Fund, Series of Managed Portfolio Series
140.Reinhart International PMV Fund, Series of Managed Portfolio Series
141.Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series
142.Tremblant Global ETF, Series of Managed Portfolio Series
143.Greenspring Income Opportunities Fund, Series of Manager Directed Portfolios
144.Hood River Emerging Markets Fund, Series of Manager Directed Portfolios
145.Hood River International Opportunity Fund, Series of Manager Directed Portfolios
146.Hood River New Opportunities Fund, Series of Manager Directed Portfolios

147.Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios
148.SanJac Alpha Core Plus Bond ETF, Series of Manager Directed Portfolios
149.SanJac Alpha Low Duration ETF, Series of Manager Directed Portfolios
150.SWP Growth & Income ETF, Series of Manager Directed Portfolios
151.Vert Global Sustainable Real Estate ETF, Series of Manager Directed Portfolios
152.Mason Capital Fund Trust
153.Matrix Advisors Funds Trust
154.Monetta Trust
155.Nicholas Equity Income Fund, Inc.
156.Nicholas Fund, Inc.
157.Nicholas II, Inc.
158.Nicholas Limited Edition, Inc.
159.Oaktree Asset-Backed Income Fund Inc.
160.Oaktree Diversified Income Fund Inc.
161.Permanent Portfolio Family of Funds
162.Procure ETF Trust II
163.Professionally Managed Portfolios
164.Provident Mutual Funds, Inc.
165.Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.
166.Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.
167.Adara Smaller Companies Fund, Series of The RBB Fund, Inc.
168.Aquarius International Fund, Series of The RBB Fund, Inc.
169.Boston Partners All-Cap Value Fund, Series of The RBB Fund, Inc.
170.Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.
171.Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.
172.Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.
173.Boston Partners Small Cap Value Fund II, Series of The RBB Fund, Inc.
174.Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.
175.Emerald Growth Fund, Series of The RBB Fund, Inc.
176.F/m 10-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
177.F/m 2-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
178.F/m 3-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
179.F/m Accumulator Ultrashort U.S. Treasury Fund, Series of The RBB Fund, Inc.
180.F/m Callable Tax-Free Municipal ETF, Series of The RBB Fund, Inc.
181.F/m Compoundr High Yield Bond ETF, Series of The RBB Fund, Inc.
182.F/m Compoundr U.S. Aggregate Bond ETF, Series of The RBB Fund, Inc.
183.F/m Emerald Life Sciences Innovation ETF, Series of The RBB Fund, Inc.
184.F/m Emerald Special Situations ETF, Series of The RBB Fund, Inc.
185.F/m High Yield 100 ETF, Series of The RBB Fund, Inc.
186.F/m Investments Large Cap Focused Fund Series of The RBB Fund, Inc.
187.F/m Opportunistic Income ETF, Series of The RBB Fund, Inc.
188.F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF Series of The RBB Fund, Inc.
189.F/m US Treasury 10 Year Note ETF, Series of The RBB Fund, Inc.
190.F/m US Treasury 12 Month Bill ETF, Series of The RBB Fund, Inc.
191.F/m US Treasury 2 Year Note ETF, Series of The RBB Fund, Inc.
192.F/m US Treasury 20 Year Bond ETF, Series of The RBB Fund, Inc.
193.F/m US Treasury 3 Month Bill ETF, Series of The RBB Fund, Inc.
194.F/m US Treasury 3 Year Note ETF, Series of The RBB Fund, Inc.
195.F/m US Treasury 30 Year Bond ETF, Series of The RBB Fund, Inc.
196.F/m US Treasury 5 Year Note ETF, Series of The RBB Fund, Inc.
197.F/m US Treasury 6 Month Bill ETF, Series of The RBB Fund, Inc.
198.F/m US Treasury 7 Year Note ETF, Series of The RBB Fund, Inc.
199.Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.
200.Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.

201.Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.
202.Motley Fool Innovative Growth Factor ETF, Series of The RBB Fund, Inc.
203.Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.
204.Motley Fool Momentum Factor ETF, Series of The RBB Fund, Inc.
205.Motley Fool Next Index ETF, Series of The RBB Fund, Inc.
206.Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.
207.Motley Fool Value Factor ETF, Series of The RBB Fund, Inc.
208.MUFG Japan Small Cap Active ETF, Series of The RBB Fund, Inc.
209.Oakhurst Fixed Income Fund, Series of The RBB Fund, Inc.
210.SGI Dynamic Tactical ETF, Series of The RBB Fund, Inc.
211.SGI Enhanced Core ETF, Series of The RBB Fund, Inc.
212.SGI Enhanced Global Income ETF, Series of The RBB Fund, Inc.
213.SGI Enhanced Market Leaders ETF, Series of The RBB Fund, Inc.
214.SGI Global Equity Fund, Series of The RBB Fund, Inc.
215.SGI Peak Growth Fund, Series of The RBB Fund, Inc.
216.SGI Prudent Growth Fund, Series of The RBB Fund, Inc.
217.SGI Small Cap Core Fund, Series of The RBB Fund, Inc.
218.SGI U.S. Large Cap Core ETF, Series of The RBB Fund, Inc.
219.SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.
220.WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.
221.WPG Partners Small Cap Value Diversified Fund, Series of The RBB Fund, Inc.
222.The RBB Fund Trust
223.RBC Funds Trust
224.RBC BlueBay Enhanced Income Fund
225.Rockefeller Municipal Opportunities Fund
226.SEG Partners Long/Short Equity Fund
227.Series Portfolios Trust
228.Thompson IM Funds, Inc.
229.Tortoise Capital Series Trust
230.Bright Rock Mid Cap Fund, Series of Trust for Professional Managers
231.Bright Rock Large Cap Fund, Series of Trust for Professional Managers
232.CrossingBridge Low Duration High Income Fund, Series of Trust for Professional Managers
233.CrossingBridge Nordic High Income Bond Fund, Series of Trust for Professional Managers
234.CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers
235.CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers
236.RiverPark Strategic Income Fund, Series of Trust for Professional Managers
237.Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers
238.Jensen Global Quality Growth Fund, Series of Trust for Professional Managers
239.Jensen Quality MidCap Fund, Series of Trust for Professional Managers
240.Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers
241.Rockefeller US Small Cap Core Fund, Series of Trust for Professional Managers
242.Wall Street EWM Funds Trust

(b)    The following are the Officers and Manager of the Distributor, the Registrant’s principal underwriter. The Distributor’s principal business address is 190 Middle Street, Suite 301, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	190 Middle Street, Suite 301, Portland, Maine 04101	President/Manager	None
Chris Lanza	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President	None
Kate Macchia	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President	None
Susan L. LaFond	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President and Chief Compliance Officer and Treasurer	None
Gabriel E. Edelman	190 Middle Street, Suite 301, Portland, Maine 04101	Secretary	None
Weston Sommers	190 Middle Street, Suite 301, Portland, Maine 04101	Financial and Operations Principal and Chief Financial Officer	None

(c)    Not applicable.

Item 33.    Location of Accounts and Records.

The books and records required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended, are maintained at the following locations:

Records Relating to:	Are located at:
Registrant’s Fund Administrator, Fund Accountant and Transfer Agent	U.S. Bancorp Fund Services, LLC 615 East Michigan Street Milwaukee, WI 53202
Registrant’s Investment Adviser	Rockefeller & Co. LLC 45 Rockefeller Plaza, Fifth Floor New York, NY 10111
Registrant’s Custodian	U.S. Bank, National Association 1555 North River Center Drive, Suite 302 Milwaukee, WI 53212
Registrant’s Distributor	Quasar Distributors, LLC 190 Middle Street, Suite 301 Portland, ME 04101

Item 34.    Management Services

All management-related service contracts entered into by Registrant are discussed in Parts A and B of this Registration Statement.

Item 35.    Undertakings

The Registrant hereby undertakes to furnish each person to whom a Prospectus for one or more of the series of the Registrant is delivered with a copy of the relevant latest annual report to shareholders, upon request and without charge.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that this Post-Effective Amendment No. 905 to its Registration Statement meets all of the requirements for effectiveness pursuant to Rule 485(b) of the Securities Act of 1933, as amended, and the Registrant has duly caused this Post-Effective Amendment No. 905 to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee and State of Wisconsin, on 20th day of October, 2026.

TRUST FOR PROFESSIONAL MANAGERS

By: /s/ Jennifer A. Lima
Jennifer A. Lima
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 905 to the Registrant’s Registration Statement has been signed below on October 20, 2026, by the following persons in the capacities indicated.

Signature	Title
/s/ Jennifer A. Lima Jennifer A. Lima	President and Principal Executive Officer
Michael D. Akers* Michael D. Akers	Independent Trustee
Gary A. Drska* Gary A. Drska	Independent Trustee
Vincent P. Lyles* Vincent P. Lyles	Independent Trustee
Erik K. Olstein* Erik K. Olstein	Chairperson and Independent Trustee
Lisa Zúñiga Ramírez* Lisa Zúñiga Ramírez	Independent Trustee
Gregory M. Wesley* Gregory M. Wesley	Independent Trustee
Kelly A. Strauss* Kelly A. Strauss	Vice President, Treasurer and Principal Financial and Accounting Officer
* By: /s/ Jennifer A. Lima
Jennifer A. Lima
* Attorney-in-Fact pursuant to Power of Attorney previously filed with Registrant’s Post-Effective Amendment No. 892 to its Registration Statement on Form N-1A with the SEC on January 27, 2026 and is incorporated by reference.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

(j)(2)	Consent of Predecessor Independent Registered Public Accounting Firm